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                                                                  Exhibit (d)(6)

         FORM OF KPMG CONSULTING, INC. STOCK OPTION AGREEMENT FOR NON-EMPLOYEE DIRECTORS, PURSUANT TO THE KPMG CONSULTING, INC. 2000
            LONG-TERM INCENTIVE PLAN, INCLUDING FORM OF AWARD NOTICE

                              KPMG CONSULTING, INC.

                             STOCK OPTION AGREEMENT
                           FOR NON-EMPLOYEE DIRECTORS

                  KPMG Consulting, Inc., a Delaware corporation (the "Company"), hereby grants to the individual (the "Optionee") named in the award notice attached hereto (the "Award Notice") as of the date set forth in the Award Notice (the "Option Date"), pursuant to the provisions of the KPMG Consulting, Inc. 2000 Long-Term Incentive Plan (the "Plan"), a non-statutory stock option to purchase from the Company the number of shares of its common stock, $0.01 par value ("Stock"), set forth in the Award Notice (the "Option"), at the price per share set forth in the Award Notice, upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.

                  1. Option Subject to Acceptance of Agreement. The Option shall be null and avoid unless the Optionee shall accept this Agreement by executing the Award Notice in the space provided therefore and returning an original execution copy of the Award Notice to the Company.

                  2.   Time and Manner of Exercise of Option.

                  2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the "Expiration Date").

                  2.2. Exercise of Option.

                  (a) The Option shall become exercisable in accordance with the exercise schedule set forth in the Award Notice (the "Exercise Schedule").

                  (b) If the Optionee ceases to be a director of the Company by reason of Disability, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee's ceasing to be a director and may thereafter be exercised by the Optionee or the Optionee's Legal Representative until and including the earlier to occur of (i) the date which is one year after the effective date of the Optionee's ceasing to be a director and
(ii) the Expiration Date.

                  (c) If the Optionee ceases to be a director of the Company by reason of Retirement, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee's ceasing to be a director and may thereafter be exercised by the Optionee or


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the Optionee's Legal Representative until and including the earlier to occur of
(i) the date which is three months after the effective date of the Optionee's ceasing to be a director and (ii) the Expiration Date.

                  (d) If the Optionee ceases to be a director of the Company by reason of death, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee's Legal Representative or Permitted Transferees, as the case may be, until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.

                  (e) If the Optionee ceases to be a director of the Company for any reason other than Disability, Retirement or death, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee's ceasing to be a director and may thereafter be exercised by the Optionee or the Optionee's Legal Representative until and including the earlier to occur of (i) the date which is three months after the effective date of the Optionee's ceasing to be a director and (ii) the Expiration Date.

                  (f) If the Optionee dies during the period set forth in
Section 2.2(b) following such Optionee's ceasing to be a director of the Company by reason of Disability, or if the Optionee dies during the period set forth in
Section 2.2(c) following such Optionee's ceasing to be a director of the Company by reason of Retirement, or if the Optionee dies during the period set forth in
Section 2.2(e) following such Optionee's ceasing to be a director of the Company for any reason other than Disability or Retirement, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee's Legal Representative or Permitted Transferees, as the case may be, until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.

                  (g) Notwithstanding Sections 2.1 and 2.4 and the exercise periods set forth in the Award Notice and in subsections (b), (c), (d), (e) and
(f) of this Section 2.2, in the event the Company is involved in a business combination, including a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a "Pooling Transaction"), in connection with which the Optionee receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Company:

                  (1) if the acquisition of the substitute option by the Optionee may be treated as a purchase for purposes of Section 16(b) of the Exchange Act and the Optionee's service as a director of the Company is terminated for any reason during the nine-month period beginning three months prior to the consummation of such business combination, then the Option (or option in substitution thereof) shall be exercisable to the extent set forth in the Award Notice and above in this Section 2.2 until and including the latest to occur of (i) the date determined pursuant to the then applicable subsection (b),
(c), (d), (e) or (f) of this Section 2.2, (ii) the date which is seven months after the consummation of such business combination and (iii) the Expiration Date; or

                  (2) if the Optionee is restricted from disposing of a security (or security underlying a security) issued in connection with the Pooling Transaction and the purpose of such restriction is to ensure that the Pooling Transaction is accounted for as a pooling of interests (the "Pooling Restriction") and the Optionee's service as a director of the Company is terminated for


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any reason during the nine-month period beginning three months prior to the consummation of such business combination, then the Option (or option in substitution thereof) shall be exercisable to the extent set forth in the Award Notice and above in this Section 2.2 until and including the latest to occur of
(i) the date determined pursuant to the then applicable subsection (b), (c),
(d), (e) or (f) of this Section 2.2, (ii) the date which is one month after the date of expiration of the Pooling Restriction and (iii) the Expiration Date.

                  2.3 Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (a) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and by accompanying such notice with payment therefore in full (or by arranging for such payment to the Company's satisfaction) either (i) in cash,
(ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (iv) by a combination of (i),
(ii), and (iii), and (b) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (ii) - (iv). Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the full purchase price therefore has been paid.

                  2.4 Termination of Option.

                  (a) Subject to Section 2.2(g), in no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date.

                  (b) In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised, cancelled or forfeited, the Optionee shall, upon the Company's request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be; provided, however, that such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within 10 days of the Optionee's delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

                  3. Additional Terms and Conditions of Option.

                  3.1. Nontransferability of Option; Restriction on Transfer of

Stock.

                  (a) The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, during the Optionee's lifetime the Option is exercisable only by the Optionee or the Optionee's Legal Representative. Except to the extent permitted by the second preceding sentence, the Option may not be sold,


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transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

                  (b) The shares of Stock purchased upon exercise of the Option may not be transferred by the Optionee prior to the termination of the Lock-Up Period other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, prior to the termination of the Lock-Up Period the shares of Stock purchased upon exercise of the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.

                  3.2. Investment Representation. The Optionee hereby represents and covenants that (a) any shares of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act unless such purchase has been registered under the Securities Act and any applicable state securities laws;
(b) any subsequent sale of any such shares shall be made in compliance with
Section 3.1(b) either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

                  3.3. Adjustment. In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Committee without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

                  3.4. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in



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part, and such shares may not be delivered, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

                  3.5. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered, subject to the conditions of this Article 3, one or more certificates representing the number of shares purchased against full payment therefore. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery.

                  3.6. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until such shares are purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares. The optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

                  3.7. Option Confers No Rights to Continue to Serve as a Director. In no event shall the granting of the Option or its acceptance by the Optionee, or any provision of this Agreement or the Plan, give or be deemed to give the Optionee any right to continue to serve, to be elected or reelected to serve, or to be nominated to serve as a director of the Company.

                  3.8. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

                  3.9. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares of Stock subject to the Option from time to time.

                  3.10. Agreement Subject to Plan. This Agreement is subject to the provisions of the Plan, including Section 6.8 relating to a Change in Control, and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

                  4.    Miscellaneous Provisions.

                  4.1. Designation as Non-Statutory Stock Option. The Option is hereby designated as not constituting an Incentive Stock Option. This Agreement shall be interpreted and treated consistently with such designation.

                  4.2. Meaning of Certain Terms. As used herein, the following terms shall have the meanings set forth below:

                  "Legal Representative" shall include an executor,
                   --------------------
administrator, legal representative, guardian or similar person.


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                  "Lock-Up Period" shall mean the period required by the
                   --------------
underwriters of an IPO following an IPO during which individuals holding shares of Common Stock shall be prohibited from selling, offering, contracting to sell or otherwise transferring or disposing of such shares of Common Stock, directly or indirectly.

                  "Securities Act" shall mean the Securities Act of 1933, as
                   --------------
amended, and the rules and regulations thereunder.

                  "Permitted Transferee" shall include any transferee designated
                   --------------------
as the Optionee's beneficiary in the event of the Optionee's death pursuant to beneficiary designation procedures approved by the Company.

                  4.3. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

                  4.4. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to KPMG Consulting, Inc., Attn: General Counsel, 1676 International Drive, McLean, Virginia 22102, and if to the Optionee, to the last known mailing address of the Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either
(a) by personal delivery, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

                  4.5. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

                  4.6. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


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[insert date]

[name and address of optionee]

       Re:  Award Notice of Stock Option Grant
       ---------------------------------------

Dear [name of optionee]:

We are pleased to notify you that in recognition of your contributions toward the future success of KPMG Consulting, Inc., you have been awarded an option to purchase shares of common stock of KPMG Consulting, Inc. (the "Company").
                                                               -------
Certain terms of your award follow:

Option:                    You have been awarded a non-statutory stock option to
-------                    purchase from the Company [insert number] shares of
                           its common stock, $0.01 par value, subject to adjustment, as provided in Section 3.3 of the KPMG
                           Consulting, Inc. Stock Option Agreement for
                           Non-Employee Directors (the "Agreement").

Option Date:               January 31, 2000
------------

Exercise Price:            [insert price] per share, subject to adjustment, as
---------------            provided in Section 3.3 of the Agreement.

Exercise Schedule:         Except as otherwise provided in Section 2.2 of the
------------------         Agreement and in Section 6.8 of the KPMG Consulting,
                           Inc. 2000 Long-Term Incentive Plan (the "Plan"), the
                           Option shall become exercisable (i) on the first anniversary of the Option Date with respect to 25% of the number of shares subject thereto on the Option Date, (ii) on the second anniversary of the Option Date with respect to an additional 25% of the number of shares subject thereto on the Option Date,
                           (iii) on the third anniversary of the Option Date with respect to an additional 25% of the number of shares subject thereto on the Option Date and (iv) on the fourth anniversary of the Option Date with respect to the remaining 25% of the number of shares subject thereto on the Option Date.

Expiration Date:           Except to the extent earlier terminated
----------------           pursuant to Section 2.2 of the Agreement or earlier
                           exercised pursuant to Section 2.3 of the Agreement, the Option shall terminate at 5:00 p.m., New York time, on January 30, 2010.

         In addition to the terms stated in this Award Notice, the Option shall be subject to the terms and conditions of the Agreement and the Plan, copies of which are attached hereto.


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We congratulate you on this recognition of your importance to our organization and its future.

                                          KPMG CONSULTING, INC.

                                          By: ______________________________
                                          Name:
                                          Title:


Acknowledgment, Acceptance and Agreement:
-----------------------------------------

By signing below and returning this Award Notice to KPMG Consulting, Inc., c/o Morgan Stanley Dean Witter at the address stated herein, I hereby acknowledge receipt of the Agreement and the Plan, accept the Option granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

------------------------------                       ----------------------
Optionee                                             Date
























                              KPMG CONSULTING, INC.
                         c/o Morgan Stanley Dean Witter
                            Stock Plan Administration
                           Harborside Financial Center
                              Plaza Two, 7th Floor
                              Jersey City, NJ 07311


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